Exhibit 16.1

Caturano and Company

July 30, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Commissioners:

We have read Item 4.01 of Form 8-K of ZIOPHARM Oncology, Inc. dated July 30, 2010, which is expected to be filed with the Securities and Exchange Commission on July 30, 2010 and are in agreement with the statements concerning our Firm in that Item.

We have no basis to agree or disagree with the other statements therein.

Very truly yours,

/s/ Caturano and Company, Inc.
Boston, Massachusetts